Exhibit 99.1


        SIMTEK REPORTS SECOND QUARTER RESULTS; PRODUCT REVENUE GROWTH OF
                43% YEAR-OVER-YEAR FOR FIRST SIX MONTHS OF 2007

COLORADO SPRINGS, Colorado - July 26, 2007 - Simtek Corporation (NASDAQ: SMTK), the inventor, pioneer, and world's premier supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the second quarter ended June 30, 2007.

First Six-Months 2007 Highlights

     o    Product revenue of $15.9 million, a 43% increase year-over-year
     o    Gross product margin increased to 48.0% compared to 28.1% a year ago
     o Ex-item profit of $863,000 versus an ex-item loss of $540,000 a year ago
     o    Ex-item EPS of $0.05 compared to a loss of ($0.04) a year ago
     o    90 new design wins in the first six-months of 2007
     o Signed 2 new Asian distribution agreements o Shipped initial evaluation samples for 4 megabit product to multiple beta customers

Financial Results

Total revenue for the second quarter of 2007 was $8.1 million, consisting entirely of product revenue, representing a 25% increase over product revenue of $6.4 million in Q206. The Company reported ex-item net income for the second quarter of $628,000, or $0.04 per share, compared to an ex-item loss of $(519,000), or a loss of $(0.04) per share in Q206. The 2006 net loss includes the benefit of the $483,000 of royalty revenue received from Cypress Semiconductor. The Company recognized no royalty revenue in the 2007 period. Ex-item income excludes the effects of stock options, amortization of acquisition related costs, and contractual milestone payments to Cypress Semiconductor to be paid from the restricted cash account. On a GAAP basis, the Company reported a net loss for the 2007 period of $(816,000) or $(0.05) per share compared to a loss of $(1.5) million or $(0.10) per share for the comparable 2006 period.

For the first six months ended June 30, 2007, total revenue increased to $15.9 million, consisting entirely of product revenue, which represented a 43% increase over product revenue of $11.2 million reported in the same period a year ago. The Company reported ex-item net income for the first six months of $863,000, or $0.05 per share, compared to an ex-item loss of $(540,000), or $(0.04) loss per share a year ago. The 2006 net loss includes the benefit of the $1.5 million of royalty revenue received from Cypress Semiconductor. There was no such revenue in the 2007 period. On a GAAP basis, the Company reported a net loss for first six months of 2007 of $(1.3) million or $(0.08) per share compared to a loss of $(2.4) million or $(0.16) per share for the comparable 2006 period.

Financial Discussion

"We are pleased with the significant improvements we made in the first six months of 2007," said Harold Blomquist, Simtek president and CEO. "In the first half of the year we increased revenues 43%, improved our gross margins significantly with a stronger mix of higher margin products, signed 2 new Asian distribution agreements, and made significant headway in our joint development project with Cypress Semiconductor for our 4 Megabit product. We also recorded 90 new design wins during first half of the year, expanding our potential reach into more non-storage markets and new geographic locations and creating a stronger product mix with greater overall growth potential. We believe our continued new design momentum in the first half of the year is a positive barometer of future product revenue for Simtek."

Mr. Blomquist continued, "During the quarter we made significant progress on the new product front with the initial tape out of our 4 Megabit nvSRAM product, as well as first orders of this product from our beta customers, which we announced today. We continue to believe the 4 Megabit product line will be a key growth driver for us in the near future as it addresses very large markets that were previously unavailable to Simtek. We are very pleased with the positive response we have received from all of our beta customers as they are all major players in their respective markets. We anticipate going into full production on the 4 Megabit product in the first quarter of 2008."

Outlook for 2007

"While we were pleased with the first half results, they still fell slightly short of our expectations in certain areas. We continued to see a slower return to normal ordering patterns from our server customer base during the first two months of the second quarter, with strong improvements coming in the last month of the quarter. Orders have remained strong in July and while we are optimistic that this strength will continue into the back half of the year, we continue to remain cautious as we approach the third quarter and feel it is appropriate to be more conservative in our guidance for 2007," concluded Mr. Blomquist.

For 2007, Simtek is revising its product revenue guidance to be in the range of $36 to $40 million, representing 26% to 40% top line growth respectively. Simtek does not expect any royalty revenue in 2007. Gross margins are projected to increase to approximately 50% by the end of 2007. Ex-item profit for 2007 is expected to be in the range of $0.17-$0.25 per share.

Ex-Item Earnings

Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to non-cash, unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these ex-item measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results. Following is reconciliation* of the Ex-item financial measures to the most comparable GAAP financial measures:

Unaudited                                   Three Months                  Six Months
(Amounts in thousands, except per
share amounts)                           2007         2006             2007        2006
Net loss, as reported                  $  (816)     $(1,453)         $(1,306)    $(2,354)

Ex-item Adjustments:
Amortization of non-compete
agreement                                  445          446              890         894
Costs associated with employee
stock options                              264          159              544         278

Cypress milestone payments                 735          329              735         642
                                       -------      -------          -------     -------

Ex-item income (loss)                  $   628      $  (519)         $   863     $  (540)
                                       =======      =======          =======     =======

Per Share Data:
Net loss, as reported                 $ (0.05)      $ (0.10)         $ (0.08)    $ (0.16)

Ex-item Adjustments:
Amortization of non-compete
agreement                                0.03          0.03             0.05        0.06
Costs associated with employee
stock options                            0.02          0.01             0.03        0.02

Cypress milestone payments               0.04          0.02             0.05        0.04
                                      -------       -------          -------     -------
Ex-item income (loss)                  $ 0.04       $ (0.04)         $  0.05     $ (0.04)
                                      =======       =======          =======     =======

* pursuant to the requirements of Regulation G.

Conference Call

Simtek management will host a conference call at 5:00 p.m. ET (2:00 p.m. PT) today to discuss these results. The call can be accessed by dialing 800-218-0713 and giving the company name, "Simtek." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing 800-405-2236 and entering the following pass code: 11093883#. Also, the conference call together with supplemental financial information will be available over the Internet at http://www.simtek.com in the Investor Info area of the site or by going to http://www.mkr-group.com.


About Simtek Corporation

Simtek Corporation designs and markets high-speed nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, guidance and projections of future performance including predictions of future revenue, profitability, and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Corporation                                 MKR Group, Inc.
Brian Alleman, CFO                                 Marie Dagresto or Todd Kehrli
Investorrelations@simtek.com                       323-468-2300
                                                   smtk@mkr-group.com